EXHIBIT 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND PLENARY RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of December 23, 2012 between Discovery Laboratories, Inc. (the “Company”) and W. Thomas Amick (“Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 4, 2012 (the “Employment Agreement”);

WHEREAS, Executive desires to resign all of his positions with the Company and Executive and the Company wish to mutually agree on matters relating to Executive’s resignation, on the terms set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Executive and the Company agree as follows:

1.             Resignation from Employment and the Board of Directors.  As of 5:00 p.m. on the Effective Date (the “Resignation Date”), Executive hereby resigns all employment and related job duties and responsibilities with the Company including, without limitation, his positions as Chief Executive Officer and as a member and Chairman of the Board of Directors of the Company.  This resignation is the product of an agreement by the Parties hereto and is not a result of any disagreement Executive had about the operations, policies, or practices of the Company or any of its subsidiaries or affiliates.  Terms not otherwise defined in this Agreement shall have the meaning given to them in the Employment Agreement.

2.             Severance Payments and Benefits to Executive.

(a)           Accrued Compensation.  On the Effective Date (as defined in Section 9(d) of this Agreement), Company shall pay to Executive a lump sum cash payment in an amount equal to the sum of all unpaid compensation accrued through the Resignation Date, and any unreimbursed employee business expenses (subject to submission of appropriate documentation) (provided, that any payment under this Section 2(a) shall not exceed the amount that otherwise would be calculated in accordance with Section 7(a)(i) of the Employment Agreement).

(b)           Severance Payments.  On the Effective Date (or as soon thereafter as is practicable, but in no event later than December 31, 2012 if this Agreement is signed on December 23, 2012), Company shall pay $1,250,000 to Executive, payable in accordance with the Company’s normal payroll practices and less any required withholdings.

(c)           Stock Options and Restricted Stock.  On the Effective Date, all shares of stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested and all stock options shall continue to be exercisable for the remainder of their stated terms.

(d)           Company Payment Toward Lease Obligations.  For the months of January through July 2013, the Company shall continue to reimburse Executive $2,000 per month, plus a tax gross up with respect to the monthly reimbursement amount, with respect to the rent obligations on the apartment that Executive rented in Philadelphia.

(e)           Attorneys’ Fees.  The Company shall be responsible for reimbursing Executive’s attorneys for up to $12,500 in attorneys’ fees incurred by Executive in connection with the negotiation of this Agreement.

(f)            Survival of Obligations.  The obligations of the Company under this Section 2 shall survive the death of Executive.  Any amounts remaining due at the time of or after Executive’s death shall be paid on the dates set forth in this Agreement and shall be payable to his surviving spouse or his estate or legal representative.

(g)           Acknowledgements.  All payments made to Executive under this Agreement shall be subject to applicable federal, state and local withholding taxes.  Executive hereby acknowledges that, under the Employment Agreement and under the Company’s general policies and practices, Executive is not otherwise entitled to receive the benefits described in this Agreement unless Executive signs this Agreement.  Executive further acknowledges that, other than the foregoing payments described in this Section 2 and benefits accrued under the Company’s 401(k) and other benefit plans, he has received payment in full for all of the compensation, wages, benefits and payments of any kind otherwise due him from the Company, including compensation, salary, bonuses, commissions, lost wages, severance, expense reimbursements, equity in any form, payments to benefit plans, accrued but unused vacation and personal or sick time as provided in the Employment Agreement or otherwise.  The Parties acknowledge that the consideration described in Section 2 represents good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Agreement.

3.             Plenary Release by Executive; Indemnity by Company; Limited Release by Company

(a)           Release.  For and in consideration of the payments and promises contemplated by Section 2 of this Agreement and for other good and valuable consideration as more fully described herein, the receipt and adequacy of which is hereby acknowledged, Executive hereby waives, releases and gives up any claim or cause of action that Executive, Executive’s heirs, executors, administrators, successors and assigns may have against the Company, its subsidiaries and affiliates and their employee benefit plans and the trustees, fiduciaries and administrators of those plans, and any of the foregoing present or past employees, officers, shareholders, managers, directors, agents and contractors, and each of their predecessors, successors and assigns (the “Released Parties”), based on any event that has occurred up until the date that Executive signs this Agreement, or arising from or based upon Executive’s employment with the Company and/or separation from employment and/or termination of the Employment Agreement.  Without limiting the generality of the foregoing, Executive acknowledges and agrees that he is releasing any claim under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Acts of 1866 and 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act (FMLA”), the Older Workers Benefit Protection Act (“OWBPA”), the Sarbanes Oxley Act of 2002, the Workers Adjustment and Restraining Notification Act (“WARN”), or any other federal, state or local law prohibiting discrimination in employment, whistleblower claims, claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge or any other employment-related tort, and any claim for costs, fees or other expenses, including attorneys’ fees; and all claims under any other federal, state or local law relating to employment.  This release includes a waiver of claims that Executive may know about as well as claims that Executive may not know about.  This release does not waive Executive’s right to (i) the amounts and benefits described in Section 2 of this Agreement, (ii) Executive’s accrued benefits under Company benefit plans, (iii) amounts payable under the Indemnification Agreement described below, under applicable directors or officers insurance, or under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and (iv) amounts that by law may not be waived.

(b)           Claims.  Executive represents and warrants that Executive has not filed, commenced or lodged against or relating to the Company, or permitted to be filed, commenced or lodged against or relating to the Company on Executive’s behalf, any complaints, charges, claims, actions or other proceedings of any nature or description in or before any court, administrative agency or other forum.  Executive hereby agrees that neither Executive, nor any non-governmental person, organization or other entity acting on Executive’s behalf, has in the past or will in the future file any lawsuit or arbitration asserting any claim that is waived under Section 3(a) of this Agreement.  If Executive breaks this promise and files a lawsuit or arbitration making any claim waived in this Agreement, Executive shall pay for all costs, including reasonable attorneys’ fees, incurred by the Company in defending against any such claim.  Furthermore, Executive hereby gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or termination of employment from the Company, and if Executive is awarded money damages, Executive hereby agrees to assign to the Company all right and interest to such money damages.  Executive affirms that he has not assigned or transferred any claim against the Company or any of the Released Parties, nor has he purported to do so.

(c)           Executive Indemnity.  The Company hereby acknowledges that the Indemnification Agreement, effective as of August 18, 2011 (“Indemnification Agreement”), between Executive and the Company shall survive the termination of the Employment Agreement and remain in full force and effect in accordance with its terms.

(d)           Executive Release.  In consideration of the promises by Executive under this Agreement and for other good and valuable consideration as more fully described herein, the Company hereby irrevocably and unconditionally releases, waives and forever discharges Executive from claims, promises, causes of action or similar rights of any type that the Company may have against Executive based on any event that has occurred up until the date that Executive signs this Agreement and arising out of events and circumstances known to the current President and Chief Financial Officer and the Senior Vice President, Chief Operating Officer.  However, the foregoing waiver shall not apply to, and the Company does not hereby waive, release or give up (i) any claim arising under the terms of any health, welfare, equity incentive or other employee benefit plan maintained by the Company, (ii) any rights that the Company may have under this Agreement, the Indemnification Agreement, and the Agreements between the Company and Executive related to Executive’s Options Agreements, and (iii) any rights of the Company to recoup reimbursement or advances to Executive under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and any insurance policies maintained by the Company, including directors and officers liability and product and general liability policies, (iv) any criminal conduct by Executive or (v) any claim that by law may not be waived.

4.             Executive’s Promises and Representations.

(a)           Employment Separation.  Executive promises never to knowingly seek employment with the Company or its affiliates.

(b)           No Admission of Liability.  Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since the Company expressly denies liability.  Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong.  Similarly, the Company agrees that the terms of this Agreement are not to be construed as an admission of legal liability by Executive and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Executive expressly denies liability.  The Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that Executive does not believe or admit that he has done anything wrong.

(c)           Confidentiality, Inventions, Non-Solicitation, and Non-Competition.

1)
Executive acknowledges that, as a company in a highly competitive industry, the Company follows a policy intended to fully protect its trade secrets and confidential information (collectively, “Confidential Information”).  In the course of Executive’s employment, Executive has had access to Confidential Information, the use or disclosure of which would be seriously damaging to the Company.  Such Confidential Information is the Company’s property and is not readily ascertainable from public sources.  Executive’s access to Confidential Information has been essential to the performance of Executive’s duties for the Company.

2)
Executive represents and warrants that (i) he is in compliance with all obligations of Executive as set forth in the Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreements dated October 20, 2010 and May 14, 2012, (ii) he has timely made all disclosures required to be made by him under said agreements, and (iii) he has executed and delivered all documents and assignments contemplated by said agreements.

3)
Executive covenants that he will comply with all obligations that arise under the Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreements dated October 20, 2010 and May 14, 2012 that arise as a result of or in connection with the termination of his employment with the Company.

4)
At the Company’s reasonable request, Executive agrees to promptly make all disclosures and execute all documents appropriate to preserve the confidentiality of, and/or otherwise protect, the Company’s interest in, any Confidential Information and Inventions, including with respect to trade secrets, inventor disclosure statements and patent prosecution.

5)	Executive will promptly surrender to the Company all documents, computer disks and hard drives, all notes and memoranda relating to or containing Confidential Information.

(d)           Enforcement.  Executive acknowledges that a breach or threatened breach of Section 4(c) of this Agreement will constitute a material breach of this Agreement and cause the Company irreparable injury and damage.  Executive therefore agrees that, in addition to any other remedies that may be available to the Company at law, the Company will be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) to prevent a breach or threatened breach of such provisions and to secure their enforcement.

(e)           Return of Company Property.  Promptly after execution of this Agreement, but in no event later than the close of business on December 31, 2012, and as a condition of receiving any of the payments or benefits described in Sections 2(b), 2(c), 2(d), 2(e), and 2(f), Executive shall return to the Company all originals and copies of all files, memoranda, documents, records, cell phones, credit cards; keys, electronically or optically stored data, and any other property of the Company, the Company’s clients or its affiliates in his possession, custody or control including, but not limited to, the Company’s records, office equipment, such as computers and related equipment, telephones, pagers, etc.  At such time, at the request of the Company, Executive shall certify that he has no property of the Company, the Company’s clients or its affiliates in his possession or under his control.

(f)            Cooperation and Transition of Duties.  Executive agrees to reasonably cooperate in the transition of his duties and responsibilities as reasonably requested by the Company including, if required, executing such customary and reasonable documents and certifications that relate to matters arising prior to his resignation.  Executive agrees to fully cooperate with the Company and its counsel in connection with any matter on which his cooperation may reasonably be requested, including the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened investigation, administrative proceeding, or litigation involving the Company, its clients, vendors and/or its affiliates; provided that such requests for cooperation will not interfere with Executive’s ability to carry out his future work responsibilities.  The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

5.             Release from Lisa Amick and L.A. Communications.  As a condition of receiving any of the payments or benefits described in Sections 2(b), 2(c), 2(d), 2(e), and 2(f), Executive acknowledges and agrees that Lisa Amick must sign a plenary release of claims comparable to the release set forth in Sections 3(a) and 3(b) above on behalf of herself and L.A. Communications.

6.             Disclosure.  Company agrees that the portion of the 8-K announcing Executive’s resignation shall be sent to Executive and Company shall consider in good faith any comments provided by Executive prior to its filing with the SEC.

7.             Consideration of Agreement.  Both Parties acknowledge that, before signing this Agreement, they have carefully read this Agreement; they fully understood it; it is written in a manner that is understandable to both of them; and they are entering into it knowingly and voluntarily.

8.             Breach of Agreement.  Executive agrees that, without limiting the Company’s remedies, should he materially breach any of the provisions of this Agreement, including any attempt to commence, continue, join in, or in any other manner attempt to assert in a court, administrative or arbitral proceeding any claim released in connection herewith, the Company shall be entitled to recover all payments and benefits already made  or provided by it under Sections  2(b), 2(c), 2(d), 2(e), and 2(f)  of this Agreement (except for $100 ),  including the cancellation of all outstanding options, in addition to all damages, attorney’s fees and costs, the Company incurs in connection with Executive’s breach of this Agreement.  Executive further agrees that the Company shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his proven violation or breach of this Agreement shall forever release and discharge the Company from the performance of its obligations to make payments hereunder.

9.             Miscellaneous.

(a)           Entire Agreement.  This Agreement is the entire agreement between Executive and the Company with respect to his resignation and the termination of his employment with the Company.  This Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized officer of the Company.  In deciding to sign this Agreement, Executive has not relied on any statement by anyone associated with the Company that is not contained in this Agreement.  Executive acknowledges that the Company has made no promises, assurances, or representations of any kind to Executive with respect to his resignation and the termination of his employment with the Company, other than those explicitly contained in this Agreement.

(b)           Binding Effect; Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c)           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or e-mailed as follows:

(i) if to the Company:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attn:	Mary B. Templeton, Esq.,
Senior Vice President, General Counsel and Corporate Secretary

E-mail: mtempleton@discoverylabs.com

(ii) if to the Executive:

W. Thomas Amick
At the home address of Mr. Amick on the Company’s records

Telephone and email: as reflected on the Company’s records

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

(d)           Consideration Period.  Executive acknowledges that the Company has advised him to consult with an attorney prior to executing this Agreement.  Executive also acknowledges that he has been given a period of at least 21 days within which to consider the Agreement.  For a period of seven days following his execution of this Agreement (the “Revocation Period”), Executive may revoke this Agreement by sending notice of revocation by e-mail as set forth in Section 6(c) above.  This Agreement shall not become effective or enforceable until the eighth (8th) day after it is signed by the Executive (the “Effective Date”).

(e)           Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or arbitrator to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f)            Interpretation and Governing Law.  This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against Executive or the Company.  This Agreement shall be governed by the statutes and common law of the Commonwealth of Pennsylvania, excluding its choice of law statutes and common law.

(g)           Company Representations.  The Company represents and warrants as follows: (a) it is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) it has full corporate power to enter into and perform its obligations under this Agreement and has obtained all necessary consents related thereto, and (c) this Agreement has been duly executed and delivered by it and is binding and enforceable against it in accordance with its terms.

(h)           Headings.  The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation of this Agreement.

(i)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.  One or more counterparts of this Agreement may be delivered by via telecopy or other electronic means, with the intention that they shall have the same effect as an original counterpart of this Agreement.

EXECUTIVE IS ADVISED TO READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[Signatures appear on the next page.]

IN WITNESS WHEREOF and intending to be legally bound, Executive and the Company have executed this Agreement on the dates indicated below:

EXECUTIVE

/s/ W. Thomas Amick
W. Thomas Amick

DISCOVERY LABORATORIES, INC.

/s/ Mary B. Templeton
By:	Mary B. Templeton
Senior Vice President, General Counsel
and Corporate Secretary